
                    WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                (Dollars in thousands, except per share amounts)


The following table illustrates the potential dilution of outstanding stock options on net income per share computations:

                                                           Three Months Ended                       Six Months Ended
----------------------------------------------------------------------------------------------------------------------------
                                                June 30, 1995         July 1, 1994        June 30, 1995         July 1, 1994
----------------------------------------------------------------------------------------------------------------------------

FOR PRIMARY NET INCOME PER SHARE:

    Weighted average shares outstanding             7,911,000            7,346,000            7,776,000           7,351,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using average market price             788,000              689,000              788,000             676,000
----------------------------------------------------------------------------------------------------------------------------

    Total                                           8,699,000            8,035,000            8,564,000           8,027,000
============================================================================================================================

FOR FULLY DILUTED NET INCOME PER SHARE:

    Weighted average shares outstanding             7,911,000            7,346,000            7,776,000           7,351,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using greater of closing
        market price or average price                 911,000              778,000              911,000             756,000
----------------------------------------------------------------------------------------------------------------------------

    Total                                           8,822,000           *8,124,000            8,687,000          *8,107,000
============================================================================================================================

Net income                                         $    7,776           $    5,934           $   13,129          $    9,558
============================================================================================================================

Primary net income per share                       $      .89           $      .74           $     1.53          $     1.19
============================================================================================================================

Fully diluted net income per share                 $      .88           $      .73           $     1.51          $     1.18
============================================================================================================================


* Highest number of shares was reported on the Consolidated Statements of Operations and used to compute quarterly and year-to-date earnings per share
   (EPS) so that the sum of the quarters EPS equals year-to-date EPS.

This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item
601(b)(11).

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